November 8, 1996

Mr. Stephen Rubin
President
Vita Food Products, Inc.
2222 West Lake Street
Chicago, Illinois  60612

                  Re: Commitment for extension of maturity date of loan between
                      Vita Food Products, Inc. ("Company") and American National Bank and Trust Company of Chicago, successor in interest to NBD ("Bank")

Dear Mr. Rubin:

         As you know, Vita Food Products, Inc., an Illinois corporation, and NBD Bank entered into a loan arrangement evidenced by that certain Loan and Security Agreement dated as of March 20, 1995 (the "Loan Agreement"), and by Ancillary Documents. All capitalized terms used herein shall have the same meaning as contained in the Loan Agreement. Since the date of the Loan Agreement, Vita Food Products, Inc., an Illinois corporation, has merged into Vita Food Products, Inc., a Nevada corporation. The Nevada corporation is the surviving entity and the Bank has consented to this merger. In addition, American Naitonal Bank and Trust Company of Chicago is the successor in interest to NBD Bank.

         You recently requested that the Bank consider extending the maturity date of the Loan Agreement, and based upon our discussions concerning the Company's said request, the Bank is willing to extend the maturity date on the following terms and conditions:

         1. The Loan, and all of the Ancillary Documents, will remain in full force and effect with the following exceptions:

         A.   The Maturity Date will be extended to April 30, 1998;

         B. Section 10.3(L) will be amended to prohibit capital expenditures in any fiscal year to exceed $500,000; and

         C. Section 10.2(X) will be amended to require a minimum Tangible Net Worth, as of December 31, 1996 of not less than ($750,000) plus cumulative net cash proceeds received for the issuance of any capital stock subsequent to the date hereof.

         D.   The  Company   shall   execute   such   documents   ("Modification
              Documents") as the Bank and its counsel deem necessary to effectuate the purposes of this letter.

         2. The Company will pay the Bank a fee of $35,000, payable upon the execution of the modification documents.

         3. The Company, at the time of execution of the Modification Documents, will not be in breach of any covenants, representations or warranties contained in the Loan Agreement or Ancillary Documents.

         If the foregoing commitment is satisfactory, we ask that you execute and return the enclosed copy of this letter no later than December 31, 1996. If this letter is returned by said date and the transaction is not closed on or before December 31, 1996, then this commitment shall be automatically terminated without further action on the part of the Bank.

Sincerely,

American National Bank and Trust
Company of Chicago


/s/ Martin V. Rarick
Martin V. Rarick
Commercial Loan Officer


Agreed and accepted to this
_____ day of _______________, 1996


Vita Food Products, Inc.


By:_______________________________________
  Its:______________________________________